Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-224086, 333-217254, 333-210717, 333-205719 on Form S-8 and in Registration Statement No. 333-215155 on Form S-3 of our report dated April 2, 2019, relating to the consolidated financial statements of Ooma, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers) appearing in this Annual Report on Form 10-K of the Company for the year ended January 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 2, 2019